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             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus of the International Real Estate Portfolio and U.S. Real Estate Portfolio ( two of the funds within Morgan Stanley Institutional Funds, Inc.) and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, included in Post-Effective Amendment No. 54 to the Registration Statement (Form N-1A, No 033-23166) of Morgan Stanley Institutional Fund, Inc.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated February 11, 2005, with respect to the financial statements of the Active International Allocation Portfolio, Global Franchise Portfolio, International Magnum Portfolio, Value Equity Portfolio, Emerging Markets Portfolio, Emerging Markets Debt Portfolio, European Real Estate Portfolio, U.S. Real Estate Portfolio, Global Value Equity Portfolio, International Equity Portfolio, International Small Cap Portfolio, Equity Growth Portfolio, Focus Equity Portfolio, Small Company Growth Portfolio, Money Market Portfolio, and Municipal Money Market Portfolio (sixteen of the portfolios of Morgan Stanley Institutional Fund, Inc.) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2004.

                                                     ERNST & YOUNG LLP


Boston, Massachusetts
June 24, 2005